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                            THREE-FIVE SYSTEMS, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                                    EXHIBIT 11
                                                   (UNAUDITED)


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
                                                          THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                             SEPTEMBER 30,                          SEPTEMBER 30,
                                                        1997               1996               1997               1996
                                                        ----               ----               ----               ----
Common shares outstanding beginning of period         7,854,985          7,775,129          7,757,329          7,735,745

Effect of Weighting Shares:
      Employee stock options exercised                   19,443              4,363             76,348             27,942
      Employee stock options outstanding                306,724               --              247,955               --
                                                     ----------        -----------         ----------        -----------

Primary                                               8,181,152          7,779,492          8,081,632          7,763,687
                                                     ==========        ===========         ==========        ===========

Common shares outstanding beginning of period         7,854,985          7,775,129          7,757,329          7,735,745

Effect of Weighting Shares:
      Employee stock options exercised                   19,443              4,363             76,349             27,942
      Employee stock options outstanding                306,983               --              277,462               --
                                                     ----------        -----------         ----------        -----------

Fully diluted                                         8,181,411          7,779,492          8,111,140          7,763,687
                                                     ==========        ===========         ==========        ===========

Net income (loss)                                    $1,528,000        $(5,478,000)        $3,357,000        $(4,586,000)
                                                     ==========        ===========         ==========        ===========


NET INCOME (LOSS) PER COMMON
AND COMMON EQUIVALENT SHARES:

Net income (loss) per share

      Primary                                        $     0.19        $     (0.70)        $     0.42        $     (0.59)
                                                     ==========        ===========         ==========        ===========
      Fully diluted                                  $     0.19        $     (0.70)        $     0.41        $     (0.59)
                                                     ==========        ===========         ==========        ===========
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